   As filed with the Securities and Exchange Commission on December 30, 1999
                                         REGISTRATION STATEMENT NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                             SUMMIT PROPERTIES INC.
             (Exact name of Registrant as specified in its charter)

             MARYLAND                                        56-1857807
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                      Identification No.)

                       212 SOUTH TRYON STREET, SUITE 500
                        CHARLOTTE, NORTH CAROLINA 28281
                                 (704) 334-3000
  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           -------------------------

                               WILLIAM F. PAULSEN
                            CHIEF EXECUTIVE OFFICER
                             SUMMIT PROPERTIES INC.
                       212 SOUTH TRYON STREET, SUITE 500
                        CHARLOTTE, NORTH CAROLINA 28281
                                 (704) 334-3000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                    Copy to:
                             DAVID W. WATSON, P.C.
                          GOODWIN, PROCTER & HOAR LLP
                                 EXCHANGE PLACE
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 570-1000

                           -------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                        Proposed Maximum            Proposed Maximum           Amount of
   Title of Shares Being        Amount to Be           Offering Price Per          Aggregate Offering        Registration
         Registered              Registered                 Share(2)                    Price(2)                  Fee
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value        2,214,803                $17.5625                 $38,897,478               $10,269
     $.01 per share(1)
================================================================================================================================

(1) This Registration Statement also relates to Rights to purchase shares of Series A Junior Participating Cumulative Preferred Stock of the Registrant which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement dated December 14, 1998. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock. Because no separate consideration is paid for the Rights, the registration fee therefor is included in the fee for the Common Stock.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices on the New York Stock Exchange on December 27, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 30, 1999

PROSPECTUS

                                2,214,803 Shares


                             SUMMIT PROPERTIES INC.

                                  Common Stock
                           (par value $.01 per share)


                               ------------------


        This prospectus is being delivered in connection with:

        - the offer and sale by the selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, of up to an aggregate of 2,036,758 shares of common stock of Summit Properties Inc.; and

        - the offer and sale by us of up to an aggregate of 178,045 shares of our common stock to holders of common units of limited partnership interest in Summit Properties Partnership, L.P. if and to the extent that the holders present their common units for redemption and we exercise our right to issue shares of common stock to the holders instead of cash.

        We will not receive any cash proceeds from the sale of the shares of common stock offered by this prospectus. In exchange for any shares issued in connection with the redemption of common units, we will acquire additional common units of limited partnership interest in Summit Properties Partnership, L.P. We have agreed to bear the expenses of registration of the shares under federal and state securities laws.

        Our common stock is listed on the New York Stock Exchange under the symbol "SMT."


                                ----------------


        Beginning on page 4, we have listed several "Risk Factors" that you should consider before you invest in our common stock.


                                ----------------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     The date of this prospectus is December 30, 1999.

                               PROSPECTUS SUMMARY


        This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in shares of our common stock.

        Unless the context otherwise requires, all references to "we," us" or "our company" in this prospectus refer collectively to Summit Properties Inc., a Maryland corporation, and its subsidiaries, including Summit Properties Partnership, L.P., a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.


                              --------------------


                             SUMMIT PROPERTIES INC.

   - Summit Properties Inc. is one of the largest developers and operators of luxury garden apartment communities in the southeastern, southwestern and mid-atlantic United States. We are a fully integrated organization, which means that we combine multifamily development, construction, acquisition and management expertise. As of December 17, 1999, we owned, or held an ownership interest in, and managed 82 apartment communities with 21,404 apartment homes.

   - We are the sole general partner of and conduct all of our principal operations through Summit Properties Partnership, L.P. As of December 17, 1999, we held approximately 85.6% of the outstanding common units in Summit Properties Partnership, L.P. We conduct our third party management and construction and other businesses through our indirect subsidiaries, Summit Management Company and Summit Apartment Builders, Inc.

   - Summit Properties Inc. is a Maryland corporation and a self-managed real estate investment trust. Our common stock is listed on the New York Stock Exchange under the symbol "SMT."

   - Our offices are located at 212 South Tryon Street, Suite 500, Charlotte, North Carolina 28281 and our telephone number is (704) 334-3000.

                                  THE OFFERING

        This prospectus relates to up to an aggregate of:

        - 2,036,758 shares of our common stock that may be offered for sale by the selling stockholders; and

        - 178,045 shares of our common stock that we may issue to unitholders of Summit Properties Partnership, L.P. upon redemption of their common units.

The shares and common units were issued to the holders in connection with the acquisition by Summit Properties Partnership, L.P. of a portfolio of apartment communities located in Texas. In connection with this acquisition, we entered into a registration rights and lock-up agreement with the selling stockholders and the unitholders.

        We are registering the sale of the 2,036,758 shares to fulfill our contractual obligations under the registration rights and lock-up agreement. Registration of the sale of these shares of common stock, however, does not necessarily mean that all or any portion of the shares will be offered for sale by the selling stockholders.

        We also are registering the 178,045 shares offered by this prospectus under the terms of the registration rights and lock-up agreement. Registration of these shares of common stock, however, does not necessarily mean that we will issue all or any portion of the shares. The Agreement of Limited Partnership of Summit Properties Partnership, L.P. allows unitholders to tender their common units to Summit Properties Partnership, L.P. for cash equal to the value of an equivalent number of shares of our common stock. In lieu of delivering cash, however, we may, at our option, choose to acquire any common units so tendered by issuing shares of our common stock in exchange for the common units. The shares will be exchanged for common units on a one-for-one basis.

        We will not receive any cash proceeds from the sale of any shares of common stock offered by this prospectus. In exchange for any shares issued by us upon the redemption of common units, we will acquire the common units tendered by the holder for redemption and, as a result, our economic interest in Summit Properties Partnership, L.P. will increase. We have agreed to bear the expenses of registration of the shares under federal and state securities laws.

                      TAX STATUS OF SUMMIT PROPERTIES INC.

        Summit Properties Inc. has elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1994. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                                  RISK FACTORS


        Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to purchase our common stock or present your common units for redemption. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on page 12.

DEVELOPMENT AND CONSTRUCTION RISKS COULD AFFECT OUR PROFITABILITY.

        We intend to continue to develop and construct apartment communities. Our development and construction activities may be exposed to the following risks:

        - We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. This could result in increased costs and could require us to abandon our activities entirely with respect to the project for which we are unable to obtain permits or authorizations.

        - We may abandon development opportunities that we have already begun to explore. If we abandon a development opportunity, we may fail to recover expenses already incurred in exploring that development opportunity.

        - We may incur construction costs for a community which exceed our original estimates due to increased costs for materials or labor or other costs that were unexpected. Increased or unexpected costs could make completion of a community uneconomical because we may not be able to increase rents to compensate for those construction costs.

        - Because occupancy rates and rents at a newly completed development may fluctuate, we may not be able to meet our profit estimates for that community. Fluctuations in occupancy rates or rents could be caused by a number of factors, including market and economic conditions.

        - We may not be able to obtain financing with favorable terms for the development of a community, which may make us unable to proceed with its development.

        - We may be unable to complete construction and lease-up of a community on schedule, resulting in increased debt service expense and construction or reconstruction costs.

        Construction costs have been increasing in our markets, and the cost to update acquired communities has, in some cases, exceeded our original estimates. We may experience similar cost increases in the future. If we are not able to charge rents that will be sufficient to offset the effects of any increases in construction costs, our profitability could be less than anticipated.

ACQUISITIONS MAY NOT YIELD ANTICIPATED RESULTS.

        We intend to continue to acquire apartment communities on a select basis. Our acquisition activities and their success may be exposed to the following risks:

        - Before acquiring a community, we estimate the return on our investment based on expected occupancy and rental rates. If the community is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment.

        - When we acquire an apartment community, we often reposition or redevelop that community with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired community may prove inaccurate. If costs are greater than expected, it may not be possible to meet our profitability goals.

WE COULD CHANGE OUR POLICY OF LIMITING OUR DEBT LEVEL.

        Our current policy is not to incur debt that would make our ratio of debt to gross book value of all of our real estate and other tangible assets, as adjusted based on our projection of sales of existing real estate assets and the proceeds of projected sales of preferred stock, exceed 55%. This ratio was approximately 47% as of September 30, 1999. Our Amended and Restated Articles of Incorporation, as amended, and Bylaws, however, do not contain any limitations on the amount of debt that we may incur. Throughout this prospectus we refer to our Amended and Restated Articles of Incorporation, as amended, as our "articles of incorporation" and to our Bylaws as our "bylaws." Because we do not have any debt incurrence restrictions in our articles of incorporation or bylaws, our board of directors can increase the amount of outstanding debt at any time. If there were an increase in the gross book value of our real estate and other tangible assets, we could incur additional debt without increasing this ratio and without a concurrent increase in our ability to service that additional debt.

INCURRENCE OF ADDITIONAL DEBT AND RELATED ISSUANCE OF EQUITY MAY DILUTE EXISTING STOCKHOLDERS' INTERESTS.

        The future issuance of additional equity may dilute the interests of existing stockholders. For example, if we finance future developments and acquisitions with new equity securities instead of additional debt, the interests of our existing stockholders could be diluted. Our ability to execute our business strategy depends on our access to appropriate amounts of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred stock. Debt or equity financing may not be available to us on favorable terms or at all.

INSUFFICIENT CASH FLOW COULD AFFECT OUR DEBT FINANCING AND CREATE REFINANCING RISK.

        We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. Typically we repay only a small portion of the principal of our debt before it is due at maturity. Although we may be able to repay a portion of our debt by using our cash flows, we do not expect to have sufficient cash flows available to make all required principal payments and still satisfy our distribution requirements to maintain our status as a real estate investment trust. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or that the terms of any refinancing will not be as favorable as the terms of the existing debt.

RISING INTEREST RATES WOULD INCREASE INTEREST COSTS AND COULD AFFECT THE MARKET PRICE OF OUR SECURITIES.

        We currently have, and may in the future incur, variable interest rate debt under credit facilities as we acquire, construct and reconstruct apartment communities, as well as for other purposes. If interest rates increase, our interest costs will also rise, unless we have made arrangements that hedge the risk of rising interest rates. In addition, an increase in market interest rates may lead purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of our outstanding securities.

INTEREST RATE HEDGING CONTRACTS MAY INVOLVE MATERIAL CHANGES AND MAY NOT PROVIDE ADEQUATE PROTECTION.

        From time to time when we anticipate offerings of debt securities, we may seek to decrease our exposure to fluctuations in interest rates during the period before the pricing of the securities by entering into interest rate hedging contracts. We may do so to increase the predictability of our financing costs. Also, from time to time, we may rely on interest rate hedging contracts to offset our exposure to moving interest rates on variable rate debt. The settlement of interest rate hedging contracts may involve charges to earnings that may be material in amount. These charges are typically related to the extent and timing of fluctuations in interest rates. Despite our efforts to minimize our exposure to interest rate fluctuations, we cannot guarantee that we will maintain coverage for all of our outstanding indebtedness at any particular time. If we do not effectively protect ourselves from this risk, we may be subject to increased interest costs resulting from interest rate fluctuations.

BOND FINANCING COMPLIANCE REQUIREMENTS COULD LIMIT OUR INCOME, RESTRICT THE USE OF COMMUNITIES AND CAUSE FAVORABLE FINANCING TO BECOME UNAVAILABLE.

        We have financed some of our apartment communities with obligations issued by local government agencies or organizations. Because holders of this debt financing are generally exempt from federal income taxes on the interest that we pay on this financing, the interest rate is typically lower than it would be for other debt financing. These obligations are commonly referred to as "tax-exempt bonds." The compliance requirements for our current tax-exempt bonds, and the requirements of any future tax-exempt bond financings, may limit our income from communities that are subject to this financing. Under the terms of our current tax-exempt bonds, we must comply with restrictions on the use of the communities that we financed with these bonds, including a requirement that we make some of the apartments available to low and middle income households.

        In addition, some of our tax-exempt bond financing documents require us to obtain a guarantee of payment from a financial institution. The guarantee may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the financial institution defaults in its guarantee obligations, or if we are unable to repay the indebtedness, renew the applicable guarantee or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the community could be foreclosed upon.

FAILURE TO GENERATE SUFFICIENT REVENUE COULD LIMIT CASH FLOW AVAILABLE FOR DISTRIBUTIONS TO STOCKHOLDERS.

        If our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow will decrease. This could have an adverse effect on our ability to pay distributions to our stockholders. Insufficient revenues from a community could result in a loss of that community or other communities. Significant expenditures associated with our communities, such as debt service payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in revenues from a community. If we mortgage a community to secure payment of debt and are unable to meet the mortgage payments, we could sustain a loss as a result of foreclosure on the community or the exercise of other remedies by the mortgagee.

UNFAVORABLE CHANGES IN MARKET AND ECONOMIC CONDITIONS COULD HURT OCCUPANCY OR RENTAL RATES.

        The market and economic conditions in metropolitan areas of the southeast, southwest, mid-atlantic and mid-west regions of the United States may significantly affect apartment home occupancy or rental rates. Occupancy and rental rates in those markets, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The risks that may affect conditions in those markets include the following:

        - plant closings, industry slowdowns and other factors that adversely affect the local economy and the demand for apartment communities;

        -      an oversupply of apartment homes;

        - a decline in household formation that adversely affects occupancy or rental rates;

        - the inability or unwillingness of residents to pay rent increases; and

        - rent control or rent stabilization laws, or other laws regulating housing, on any of our communities, which could prevent us from raising rents to offset increases in operating costs.

        Any of these risks could adversely affect:

        -      our ability to achieve our desired yields on our communities;

        -      our ability to pay interest or principal on our debt; and

        -      our ability to make expected distributions to our stockholders.

DIFFICULTY OF SELLING APARTMENT COMMUNITIES COULD LIMIT FLEXIBILITY.

        Real estate in the metropolitan areas of the southeast, southwest, mid-atlantic and mid-west regions of the United States can be hard to sell, especially if market conditions are poor. This may limit our ability to sell apartment communities in our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell communities that we have owned for fewer than four years, and this may affect our ability to sell communities without adversely affecting returns to our stockholders.

ATTRACTIVE INVESTMENT OPPORTUNITIES MAY NOT BE AVAILABLE WHICH COULD ADVERSELY AFFECT OUR PROFITABILITY.

        We expect that other real estate investors will compete with us to acquire existing properties and to develop new properties. These competitors include insurance companies, pension and investment funds, partnerships, investment companies and other apartment real estate investment trusts. This competition could increase prices for properties of the type we would likely pursue and our competitors may have greater resources than we do. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future, which could adversely affect our profitability.

FAILURE TO SUCCEED IN NEW MARKETS MAY LIMIT GROWTH.

        We may make selected acquisitions outside of our current market areas from time to time, if appropriate opportunities arise. Our historical experience is in the southeast, southwest, mid-atlantic and mid-west regions of the United States and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include, among others:

        - a lack of market knowledge and understanding of the local economies;

        - an inability to obtain land for development or to identify acquisition opportunities;

        -      an inability to obtain construction tradespeople; and

        - an unfamiliarity with local governmental and permitting procedures.

INCREASED COMPETITION COULD LIMIT OUR ABILITY TO LEASE APARTMENT HOMES OR INCREASE OR MAINTAIN RENTS.

        Our apartment communities compete with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing single-family homes for sale. Competitive residential housing in a particular area could adversely affect our ability to lease apartment homes and to increase or maintain rents.

OUR SHARE OWNERSHIP LIMIT MAY PREVENT TAKEOVERS BENEFICIAL TO STOCKHOLDERS.

        For us to maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals. As defined for federal income tax purposes, the term "individuals" includes a number of specified entities. Our articles of incorporation include restrictions regarding transfers of our capital stock and ownership limits that are intended to assist us in satisfying the real estate investment trust ownership limit. The ownership limit in our articles of incorporation may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control could involve a premium price for our stockholders or otherwise could be in our stockholders' best interests. See "Limits on Ownership of Capital Stock" beginning on page 18.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST WOULD CAUSE US TO BE TAXED AS A CORPORATION, WHICH WOULD SIGNIFICANTLY LOWER CASH AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS.

        If we fail to qualify as a real estate investment trust for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a real estate investment trust, and intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. However, we cannot assure you that we are qualified as a real estate investment trust, or that we will remain qualified in the future.

Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations. It also involves the determination of a variety of factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a real estate investment trust or the income tax consequences of such qualification.

        If, in any taxable year, we fail to qualify as a real estate investment trust, we will be subject to federal income tax on our taxable income at regular corporate rates, plus any applicable alternative minimum tax. In addition, unless we are entitled to relief under applicable law, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year in which we lose our qualification. The additional tax liability resulting from the failure to qualify as a real estate investment trust would significantly reduce or eliminate the amount of cash available for distribution to our stockholders. Furthermore, we would no longer be required to make distributions to our stockholders. See "Federal Income Tax Considerations and Consequences of Your Investment" beginning on page 34.

YEAR 2000 ISSUES MAY DISRUPT OUR OPERATIONS.

        "Year 2000" issues refer to the problems that may result from the improper processing by computer systems of dates after 1999. These problems could result in systems failures or miscalculations causing disruptions of operations. Our efforts to address our Year 2000 issues are focused on three areas:

        - reviewing and taking any necessary steps to attempt to correct our computer information systems;

        - evaluating and making any necessary modifications to other computer systems that do not relate to information technology but include embedded technology, such as telecommunication, security, elevator, fire and safety, and heating, ventilation and air conditioning systems; and

        - communicating with our important service providers to determine whether there will be any interruption to their systems which could affect us.

        With respect to our systems, we have not identified any specific business functions that are likely to suffer material disruptions. Due to the unique and pervasive nature of Year 2000 issues, however, we are not able to anticipate every Year 2000 event that might affect us, particularly those outside of our company. While our efforts to address Year 2000 issues may involve additional costs, we do not believe that these costs will have a material impact on our financial results. Our failure to identify or remediate a Year 2000 issue, however, could adversely affect our financial condition and results of operations. In addition, the costs and timing of third-party Year 2000 compliance is not within our control and, thus, no assurances can be given with respect to the efforts of third parties or the potential effects on us of any failure of their systems to be Year 2000 compliant.

THE ABILITY OF OUR STOCKHOLDERS TO CONTROL OUR POLICIES AND AFFECT A CHANGE OF CONTROL OF OUR COMPANY IS LIMITED, WHICH MAY NOT BE IN OUR STOCKHOLDERS' BEST INTERESTS.

        ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

        There are provisions in our articles of incorporation and bylaws which may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

        - Our articles of incorporation provide for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our board of directors in control for a longer period of time than stockholders may desire.

        - Our articles of incorporation authorize our board of directors to issue up to 25 million shares of preferred stock without stockholder approval and to establish the preferences and rights of any preferred stock issued, which would allow the board to issue one or more classes or series of preferred stock that could discourage or delay a tender offer or change in control.

        - To maintain our qualification as a real estate investment trust for federal income tax purposes, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of any year. Our articles of incorporation generally prohibit ownership, directly or by virtue of the attribution provisions of the Internal Revenue Code, by any single stockholder of more than 9.8% of the issued and outstanding shares of our stock. In general, pension plans and mutual funds may actually and beneficially own up to 15% of the outstanding shares of our stock. Our board of directors may waive or modify the ownership limit for one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize our status as a real estate investment trust for federal income tax purposes. These ownership limits may prevent or delay a change in control and, as a result, could adversely affect our stockholders' ability to realize a premium for their shares of common stock.

        SUMMIT PROPERTIES PARTNERSHIP, L.P.'S PARTNERSHIP AGREEMENT

        Summit Properties Partnership, L.P. may not sell or transfer all or substantially all of its assets:

        - or enter into any other similar transaction which would result in the recognition of significant taxable gain by the holders of common units, without the approval of holders of 85% of all outstanding common units; or

        - without the approval of holders of two-thirds of each of the Series B and Series C preferred units if the transaction would materially and adversely affect the respective rights and privileges of these unitholders.

As of December 17, 1999, Summit Properties Inc. held approximately 85.6% of the outstanding common units and none of the outstanding preferred units. These consent requirements could limit the possibility of an acquisition or change in control of Summit Properties Partnership, L.P.

        SHAREHOLDER RIGHTS PLAN

        On December 14, 1998, we adopted a shareholder rights plan. Under the terms of the shareholder rights plan, our board of directors can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock. Unless our board approves of such person's purchase, after that person acquires more than 15% of our outstanding common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value. These purchases by the other stockholders would substantially reduce the value and influence of the shares of our common stock owned by the acquiring person. Our board of directors, however, can prevent the shareholder rights plan from operating in this manner. This gives our board significant discretion to approve or disapprove of a person's efforts to acquire a large interest in us.

        MARYLAND LAW

        As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. Maryland law may delay or prevent offers to acquire us or increase the difficulty of completing an acquisition of us, even if the acquisition is in our stockholders' best interests. See "Important Provisions of Maryland Law" beginning on page 21.

POTENTIAL LIABILITY FOR ENVIRONMENTAL CONTAMINATION COULD RESULT IN SUBSTANTIAL COSTS.

        We are in the business of acquiring, owning, operating and developing apartment communities. From time to time we will sell some of our properties to third parties. Federal, state and local environmental laws may require us, often regardless of our knowledge or responsibility but solely because of our current or previous ownership or operation of real estate, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at our properties. We also may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by us in connection with any contamination. These costs could be substantial. The presence of these substances or the failure to properly remediate the contamination may materially and adversely affect our ability to borrow against, sell or rent the affected property. In addition, environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs.

IF YOU REDEEM YOUR COMMON UNITS FOR SHARES OF COMMON STOCK, YOU MAY HAVE ADVERSE TAX CONSEQUENCES.

        If we acquire your common units in exchange for cash or shares of common stock, the redemption of your common units will be treated for tax purposes as a sale of your common units. Such a sale will be fully taxable to you and you will be treated for tax purposes as realizing an amount equal to the sum of:

        - the cash that you receive or the value of the shares of common stock that you receive; plus

        - the amount of any liabilities of Summit Properties Partnership, L.P. allocable to the exchanged common units at the time of the redemption or exchange.

        It is possible that the amount of gain recognized or even the tax liability resulting from that gain could exceed the amount of cash and the value of the shares of common stock which you would receive upon the disposition of your common units. In addition, your ability to sell shares of our common stock to raise cash to pay your tax liabilities associated with the redemption of your common units may be limited due to fluctuations in the market price of our common stock. The price that you receive for your shares may not equal the value of your common units at the time of the redemption or exchange.

        If we do not acquire the common units you tender for redemption in exchange for shares of common stock and Summit Properties Partnership, L.P. redeems the common units for cash, the tax consequences may differ.

YOUR INVESTMENT WILL CHANGE UPON REDEMPTION OF YOUR COMMON UNITS.

        If you exercise your right to require that we redeem all or a portion of your common units, you may receive cash or, at our option, shares of common stock in exchange for your common units. If you receive cash, you will no longer have any interest in Summit Properties Partnership, L.P., except to the extent that you retain any units. You will not benefit from any subsequent increases in our share price and you will not receive any future distributions from us, unless you retain or acquire units or additional shares of common stock in the future. If you receive common stock, you will become a stockholder of Summit Properties Inc. rather than a unitholder in Summit Properties Partnership, L.P. As a stockholder of Summit Properties Inc., you will have different economic and corporate governance rights than those you had as a unitholder.

         ABOUT THIS PROSPECTUS AND WHERE YOU MAY FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of common stock offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all of the information contained in the registration statement because we have omitted parts of the registration statement in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Summit Properties Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Our Securities and Exchange Commission file number is 001-12792. Copies of these materials can be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common stock is listed on the New York Stock Exchange under the symbol "SMT." You may also read our reports, proxy and other information statements, and other information which we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock offered by this prospectus are sold.

        -      Our Annual Report on Form 10-K for the year ended December 31,
               1998.

        - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

        -      Our Current Report on Form 8-K filed on September 17, 1999.

        - The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

        - The description of the rights to purchase shares of our Series A Junior Participating Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

        YOU MAY REQUEST A COPY OF THESE FILINGS, AND ANY EXHIBITS WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS PROSPECTUS, AT NO COST, BY WRITING OR TELEPHONING US AT THE FOLLOWING ADDRESS: MICHAEL G. MALONE, ESQ., SUMMIT PROPERTIES INC., 212 SOUTH TRYON STREET, SUITE 500, CHARLOTTE, NORTH CAROLINA 28281. TELEPHONE REQUESTS MAY BE DIRECTED TO MR. MALONE AT (704) 334-3000.

                           FORWARD-LOOKING STATEMENTS


        This prospectus, including the information incorporated by reference in this prospectus, contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify forward-looking statements by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters. These statements include, among other things, statements regarding our intent, belief or expectations with respect to:

        -      our declaration or payment of distributions;

        - our potential developments or acquisitions or dispositions of properties, assets or other public or private companies;

        -      the anticipated operating performance of our communities;

        - our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

        - our qualification as a real estate investment trust under the Internal Revenue Code;

        - the real estate markets in the southeast, southwest, mid-atlantic and mid-west regions of the United States and in general;

        -      the availability of debt and equity financing;

        -      interest rates;

        -      general economic conditions;

        - trends affecting our financial condition or results of operations; and

        -      the implementation of our plan to address Year 2000 issues.

        You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the following:

        -      we may fail to secure or may abandon development opportunities;

        -      construction costs of a community may exceed original estimates;

        - construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs and reduced rental revenues;

        - occupancy rates and market rents may be adversely affected by local economic and market conditions which are beyond our control;

        - financing may not be available to us, or may not be available on favorable terms;

        - our cash flow may be insufficient to meet required payments of principal and interest;

        - our existing indebtedness may mature in an unfavorable credit environment, preventing such indebtedness from being refinanced, or, if refinanced, causing such refinancing to occur on terms that are not as favorable as the terms of the existing indebtedness;

        - legislative or regulatory changes, including changes to laws governing the taxation of real estate investment trusts;

        - we may experience unanticipated delays or expenses in achieving Year 2000 compliance;

        - our business partners, including our primary bank and payroll processor, vendors of our computer information systems or third party service providers, may experience unanticipated delays or expenses in achieving Year 2000 compliance; and

        - generally accepted accounting principles, policies and guidelines applicable to real estate investment trusts.

In addition, the factors described under "Risk Factors" in this prospectus may result in these differences. You should carefully review all of these factors, and you should be aware that there may be other factors that could cause these differences.

        We caution you that, while forward-looking statements reflect our estimates and beliefs, they are not guarantees of future performance. These forward-looking statements were based on information, plans and estimates at the date of this prospectus, and we do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

                                  OUR COMPANY


SUMMIT PROPERTIES INC.

        Summit Properties Inc. is one of the largest developers and operators of luxury garden apartment communities in the southeastern, southwestern and mid-atlantic United States. We are a fully integrated organization, which means that we combine multifamily development, construction, acquisition and management expertise. As of December 17, 1999, we owned, or held an ownership interest in, and managed 82 apartment communities with 21,404 apartment homes.

        We are the sole general partner of and conduct all of our principal operations through Summit Properties Partnership, L.P. We conduct our third party management and construction and other businesses through our indirect subsidiaries, Summit Management Company and Summit Apartment Builders, Inc.

        Summit Properties Inc. is a self-managed real estate investment trust. Our common stock is listed on the New York Stock Exchange under the symbol "SMT."

        We were originally organized as a real estate investment trust under the laws of the State of Maryland on December 1, 1993 and later changed to corporate form on January 13, 1994. On February 15, 1994, we completed our initial public offering of common stock. Our offices are located at 212 South Tryon Street, Suite 500, Charlotte, North Carolina 28281 and our telephone number is (704) 334-3000.

SUMMIT PROPERTIES PARTNERSHIP, L.P.

        Limited partnership interests in Summit Properties Partnership, L.P. are either common units or preferred units. As of December 17, 1999, we held approximately 85.6% of the outstanding common units and none of the outstanding preferred units in Summit Properties Partnership, L.P.

        A holder of a common unit in Summit Properties Partnership, L.P. may present the common unit for redemption at any time, subject to agreements upon the issuance of common units to particular holders that may restrict this right for a period of time, generally not less than one year. Upon presentation of a common unit for redemption, Summit Properties Partnership, L.P. must redeem the common unit for:

        - cash equal to the then value of a share of common stock of Summit Properties Inc.; or

        -      at our election, for one share of common stock of Summit
               Properties Inc.

        As of December 17, 1999, Summit Properties Partnership, L.P. had outstanding 3,400,000 preferred units of limited partnership interest designated as 8.95% Series B Cumulative Redeemable Perpetual Preferred Units. These preferred units are redeemable by Summit Properties Partnership, L.P. on or after April 29, 2004 for cash, shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock, or a combination of cash and stock. Holders of the Series B preferred units have the right to exchange these preferred units for shares of preferred stock of Summit Properties Inc. on a one-for-one basis on or after April 29, 2009 or upon the occurrence of specified events.

        As of December 17, 1999, Summit Properties Partnership, L.P. had outstanding 2,200,000 preferred units of limited partnership interest designated as 8.75% Series C Cumulative Redeemable Perpetual Preferred Units. These preferred units are redeemable by Summit Properties Partnership, L.P. on or after September 3, 2004 for cash. Holders of the Series C preferred units have the right to exchange these preferred units for shares of preferred stock of Summit Properties Inc. on a one-for-one basis on or after September 3, 2009 or upon the occurrence of specified events.

        Summit Properties Partnership, L.P. was organized as a limited partnership under the laws of the State of Delaware on January 14, 1994. Summit Properties Partnership, L.P. will continue until December 31, 2093, or until sooner dissolved in accordance with the terms of Summit Properties Partnership, L.P.'s partnership agreement or Delaware law.

                          DESCRIPTION OF COMMON STOCK


        The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our articles of incorporation and bylaws.

GENERAL

        Under our articles of incorporation, we have authority to issue 100 million shares of common stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. As of December 17, 1999, we had 26,414,446 shares of common stock issued and outstanding.

DIVIDENDS

        Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding excess stock, which are described below, stockholders will be entitled to receive dividends on shares of common stock out of assets that we can legally use to pay dividends, when and if, they are authorized and declared by our board of directors.

VOTING RIGHTS

        Subject to the provisions of our articles of incorporation regarding excess stock, holders of common stock have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, unless Maryland law or the terms of any other shares of capital stock provide otherwise. Holders of common stock are entitled to one vote per share. Our board of directors is divided into three classes. The members of each class serve for a term of three years. The terms for the three classes are staggered, so that the term of only one class of directors expires each year. There is no cumulative voting in the election of our directors, which means that at any meeting of our stockholders, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the votes held by the holders of the remaining shares of common stock will not be sufficient to elect any director.

LIQUIDATION/DISSOLUTION RIGHTS

        Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding excess stock, stockholders share in the same proportion as other stockholders out of assets that we can legally use to pay distributions in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities.

OTHER RIGHTS

        Subject to the provisions of our articles of incorporation regarding excess stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Maryland law.

        Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

        Our articles of incorporation prohibit us from merging or selling all or substantially all of our assets without the approval of a majority of the outstanding shares that are entitled to vote on such matters. In addition, Summit Properties Partnership, L.P.'s partnership agreement requires that these types of transactions be approved by:

        -      holders of 85% of the common units;

        - holders of two-thirds of the Series B preferred units if these unitholders will be materially and adversely affected by the transaction; and

        - holders of two-thirds of the Series C preferred units if these unitholders will be materially and adversely affected by the transaction.

RESTRICTIONS ON OWNERSHIP

        For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic exchange of shares in excess of this ownership restriction into shares of excess stock to limit the beneficial ownership of our outstanding equity securities, directly or indirectly, by one individual. See "Limits on Ownership of Capital Stock" beginning on page 18.

TRANSFER AGENT

        The transfer agent and registrar for our common stock is First Union National Bank.

PREFERRED STOCK

        Under our articles of incorporation, we have authority to issue up to 25 million shares of preferred stock, par value $.01 per share. As of the date of this prospectus, we did not have any preferred stock outstanding. A description of our preferred stock reserved for issuance and its general terms is set forth below:

        - Series A Junior Participating Cumulative Preferred Stock. We have reserved 350,000 Series A shares for issuance under our shareholder rights plan. Under the shareholder rights plan, a preferred stock purchase right is attached to each share of our common stock. If the preferred stock purchase right becomes exercisable, the holder of the right will be able to purchase from us a unit of preferred stock equal to one one-thousandth of a Series A share. See "Shareholder Rights Plan" on page 20.

        - 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock. We have reserved 3,400,000 Series B shares for issuance upon exercise by the holders of Summit Properties Partnership, L.P.'s 3,400,000 Series B preferred units of their right to exchange such Series B preferred units for the Series B shares on a one-for-one basis. Holders of the Series B preferred units may exercise their exchange right in whole or in part, in minimum amounts of 850,000 units, (a) at any time on or after April 29, 2009, (b) at any time if full quarterly distributions are not made for six quarters, whether or not consecutive, or (c) upon the occurrence of particular specified events related to the treatment of Summit Properties Partnership, L.P. or the Series B preferred units for federal income tax purposes. Distributions on the Series B preferred units are, and dividends on the Series B shares, if and when issued, will be, cumulative from the date of original issuance and are, or will be, payable quarterly at the rate of 8.95% per annum of the $25.00 original capital contribution. We may redeem the Series B preferred units and the Series B shares at any time on or after April 29, 2004 for cash at a redemption price of $25.00 per unit or share, plus all accumulated, accrued and unpaid distributions or dividends. At our option, we may also redeem the Series B preferred units for Series B shares. The Series B preferred units and the Series B shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of Summit Properties Inc., other than excess stock, or Summit Properties Partnership, L.P.

        - 8.75% Series C Cumulative Redeemable Perpetual Preferred Stock. We have reserved 2,200,000 Series C shares for issuance upon exercise by the holders of Summit Properties Partnership, L.P.'s 2,200,000 Series C preferred units of their right to exchange such Series C preferred units for the Series C shares on a one-for-one basis. Holders of the Series C preferred units may exercise their exchange right in whole or in part, in minimum amounts of 550,000 units, (a) at any time on or after September 3, 2009, (b) at any time if full quarterly distributions are not made for six quarters, whether or not consecutive, (c) upon the occurrence of particular specified events related to the treatment of Summit Properties Partnership, L.P. or the Series C preferred units for federal income tax purposes, or (d) at any time that the institutional investor's holdings in Summit Properties

               Partnership, L.P. exceed 18% of the total profits of or capital interest in Summit Properties Partnership, L.P. for a taxable year. Distributions on the Series C preferred units are, and dividends on the Series C shares, if and when issued, will be, cumulative from the date of original issuance and are, or will be, payable quarterly at the rate of 8.75% per annum of the $25.00 original capital contribution. We may redeem the Series C preferred units and the Series C shares at any time on or after September 3, 2004 for cash at a redemption price of $25.00 per unit or share, plus all accumulated, accrued and unpaid distributions or dividends. The Series C preferred units and the Series C shares have no stated maturity, are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of Summit Properties Inc., other than excess stock, or Summit Properties Partnership, L.P.

        We did not have any other preferred stock reserved for issuance as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, the board of directors is required by the Maryland General Corporation Law and our articles of incorporation to fix for each series, subject to the provisions of our articles of incorporation regarding excess stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. When issued, the preferred stock will be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their shares over the then market price of such common stock.

                      LIMITS ON OWNERSHIP OF CAPITAL STOCK


OWNERSHIP LIMITS

        Among the requirements that we must meet to qualify as a real estate investment trust under the Internal Revenue Code is that not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. Additionally, such shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our stockholders, our articles of incorporation provide that no holder who is an individual may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of our capital stock. Notwithstanding the preceding sentence, our board of directors at its option and in its discretion may approve such ownership by selected persons. Our board of directors does not expect that it would waive the 9.8% ownership limit in the absence of evidence satisfactory to the board of directors that the waiver of the limit will not jeopardize our status as a real estate investment trust and the board of directors otherwise decides that such action is in our best interests. Any transfer of shares of capital stock including any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the 9.8% ownership limit or that would result in our disqualification as a real estate investment trust, including any transfer that results in the shares of beneficial interest being owned by fewer than 100 persons or that results in us being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, shall be void and have no effect. The intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust.

        Pursuant to the Internal Revenue Code, some types of entities, such as pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940, will be looked-through for purposes of the five or fewer test described above. Our articles of incorporation limit these entities to holding no more than 15% of the total value of our shares of capital stock.

SHARES OWNED IN EXCESS OF THE OWNERSHIP LIMIT

        Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the applicable ownership limit will be automatically converted into shares of excess stock that will be transferred, by operation of law, to us as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the applicable ownership limit. While the shares of excess stock are held in trust:

        -      they will not be entitled to vote;

        - they will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote; and

        - except upon liquidation, they will not be entitled to participate in dividends or other distributions.

        Any dividend or distribution paid on excess stock prior to discovery by us that capital stock has been transferred in violation of the applicable ownership limit shall be repaid to us on demand. Shares of excess stock are not treasury stock, but rather constitute a separate class of issued and outstanding stock. The original transferee-stockholder may, at any time the shares of excess stock are held by us in trust, transfer the interest in the trust representing the excess stock to any individual whose ownership of the capital stock converted into such excess stock would be permitted under the applicable ownership limit, at a price per share not in excess of:

        - the price per share paid by the original transferee-stockholder for the capital stock that was converted into excess stock; or

        - if the original transferee-stockholder received the shares through a gift, devise or other transaction in which such stockholder did not give value, the average closing price per share for the class of shares from which the shares of excess stock were converted for the 10 days immediately preceding the transfer.

Immediately upon the transfer to the permitted transferee, the excess stock will automatically be converted into capital stock of the class from which it was converted. If these transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess stock and to hold the excess stock on behalf of us.

RIGHT TO PURCHASE EXCESS STOCK

        In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by us in trust, to purchase all or any portion of the excess stock from the original transferee-stockholder for a price per share equal to the lesser of:

        - the price per share initially paid for the capital stock by the original transferee-stockholder, or if the original transferee-stockholder received the shares through a gift, devise or other transaction in which such stockholder did not give value, the average of the closing price per share for the class of shares from which the shares of excess stock were converted for the 10 days immediately preceding the transfer; and

        - the average closing price per share for the class of shares from which the shares of excess stock were converted for the 10 days immediately preceding the date we elect to purchase the shares.

The 90-day period begins on the date of the purported transfer that violated the applicable ownership limit if the original transferee-stockholder gives notice to us of the transfer or, if no notice is given, the date our board of directors determines that such a transfer has been made.

        Our stockholders are required upon demand to disclose to us in writing any information with respect to their direct, indirect and constructive ownership of capital stock as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        This ownership limitation may have the effect of precluding the acquisition of control of Summit Properties Inc. unless our board of directors determines that our maintenance of real estate investment trust status is no longer in our best interests.

                            SHAREHOLDER RIGHTS PLAN


        On December 14, 1998, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with First Union National Bank, as rights agent. The purpose of the shareholder rights plan is to enhance the board of director's ability to protect our stockholders' interests by encouraging potential acquirors to negotiate with our board of directors prior to attempting a takeover bid and to provide our board with leverage in negotiating on behalf of all of our stockholders the terms of any proposed takeover. The rights may discourage, delay or prevent hostile takeovers. They are not intended, however, to interfere with any merger or other business combination approved by our board of directors.

        Under the shareholder rights plan, each of our stockholders received a dividend of one preferred stock purchase right for each outstanding share of our common stock that the stockholder owned on December 15, 1998, the time of the rights dividend. We refer to these preferred stock purchase rights as the "rights." A right is automatically attached to each share of common stock issued after our stockholders received the rights dividend. The holder of a right does not have the powers and privileges of a stockholder with respect to the right. The rights trade with our shares of common stock and become exercisable only under the circumstances described below.

        In general, the rights will separate from the common stock and become exercisable when the first of the following events happens:

        - ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of our common stock; or

        - ten business days, or a later date if determined by our board, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our outstanding common stock.

        If the rights become exercisable, the holder of a right will be able to purchase from us a unit of preferred stock equal to one one-thousandth of a share of our Series A Junior Participating Cumulative Preferred Stock at a price of $45 per unit, subject to adjustment to prevent dilution.

        We may redeem the rights in whole, but not in part, at a price of $.01 per right payable in cash, our common stock or other consideration deemed appropriate by our board at any time before the earlier of:

        - the time at which any person or group has acquired beneficial ownership of 15% or more of our common stock; or

        -       the expiration date of the shareholder rights agreement.

The rights will expire at the close of business on December 14, 2008 unless we redeem or exchange them before that date.

        The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the shareholder rights agreement. The shareholder rights agreement was included as an exhibit to the registration statement of which this prospectus is a part. You may obtain a copy of this agreement at no charge by writing to us at the address listed on page 11.

                     IMPORTANT PROVISIONS OF MARYLAND LAW


        The following is a summary of important provisions of Maryland law which affect us and our stockholders. The description below is intended only as a summary. You can access complete information by referring to the Maryland General Corporation Law.

MARYLAND BUSINESS COMBINATION STATUTE

        Maryland law establishes special requirements with respect to "business combinations" between Maryland corporations and "interested stockholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested stockholder and requires a supermajority vote for such transactions after the end of the five-year period.

        "Interested stockholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested stockholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested stockholder or its affiliates for a period of five years after the date on which the stockholder first became an interested stockholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by all holders of outstanding voting shares other than the interested stockholder. A business combination with an interested stockholder that is approved by the board of directors of a Maryland corporation at any time before an interested stockholder first becomes an interested stockholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and two-thirds of the votes entitled to be cast by holders of outstanding voting shares who are not interested stockholders. Any such amendment is not effective until 18 months after the vote of stockholders and does not apply to any business combination of a corporation with a stockholder who was an interested stockholder on the date of the stockholder vote. Our articles of incorporation exempt from the Maryland business combination statute any business combination with William B. McGuire, Jr., William F. Paulsen, Raymond V. Jones and David F. Tufaro, or current or future affiliates, associates or other persons acting in concert as a group with any of the foregoing persons.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

        Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter by stockholders. "Control shares" are voting shares which, if aggregated with all other shares of stock previously acquired by the acquiring person, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

        (1)    one-fifth or more but less than one-third;

        (2)    one-third or more but less than a majority; or

        (3)    a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to applicable exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares, upon satisfaction of relevant conditions, including an undertaking to pay expenses. If no request for a meeting is made, the corporation may itself present the question at any stockholder meeting.

        If voting rights for control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute with respect to the control shares, then, subject to applicable conditions and limitations, the corporation may redeem any or all of the control shares for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholder meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws exempt from the Maryland control share acquisition statute any transactions otherwise subject to the statute by Messrs. McGuire, Paulsen, Jones and Tufaro or current or future affiliates, associates or other persons acting in concert or as a group with any of the foregoing persons.

        The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer.

           DESCRIPTION OF COMMON UNITS AND REDEMPTION OF COMMON UNITS

GENERAL

         Summit Properties Partnership, L.P. may issue preferred and common units of limited partnership interest. As of December 17, 1999, Summit Properties Partnership, L.P. had outstanding:

         - 30,851,188 common units, including 26,414,446 common units owned by Summit Properties Inc.;

         - 3,400,000 8.95% Series B Cumulative Redeemable Perpetual Preferred Units; and

         - 2,200,000 8.75% Series C Cumulative Redeemable Perpetual Preferred Units.

         Each holder of a common unit generally may require that Summit Properties Partnership, L.P. redeem all or a portion of such holder's common units. You may exercise this redemption right by delivering a notice of redemption to us in accordance with the partnership agreement of Summit Properties Partnership, L.P. After presentation for redemption, you will receive for each common unit presented cash in an amount equal to the market value of a share of our common stock, as determined in accordance with the partnership agreement of Summit Properties Partnership, L.P. and subject to adjustments to prevent dilution. In lieu of Summit Properties Partnership, L.P. redeeming your common units for cash, we may, in our sole discretion, elect to acquire any common unit so presented to Summit Properties Partnership, L.P. in exchange for one share of our common stock, subject to the same adjustments to prevent dilution.

         We may elect to acquire any common units presented to Summit Properties Partnership, L.P. for redemption by issuing shares of our common stock. Such an acquisition will be treated as a sale by you of your common units for federal income tax purposes. Upon a redemption for cash, your right to receive distributions with respect to the common units redeemed will cease. If we elect to redeem your common units for shares of common stock, you will have rights as a stockholder of Summit Properties Inc., including the right to receive dividends, from the time of your acquisition of the shares.

         No redemption can occur if the delivery of shares of common stock would be prohibited under the provisions of our articles of incorporation that protect our qualification as a real estate investment trust.

TAX CONSEQUENCES OF REDEMPTION OF COMMON UNITS

         The following discussion summarizes the federal income tax consequences that may be relevant to you if you exercise your right to require the redemption of your common units.

         Tax treatment of exchange or redemption of common units. If we elect to purchase the common units you tender for redemption, the partnership agreement of Summit Properties Partnership, L.P. provides that each of you, Summit Properties Inc. and Summit Properties Partnership, L.P. shall treat the transaction as a sale of common units at the time of redemption. Such sale will be fully taxable to you and you will be treated as realizing for tax purposes an amount equal to the sum of:

         - the cash value or the value of the common stock received in the exchange; plus

         - the amount of any liabilities of Summit Properties Partnership, L.P. allocable to the redeemed common units at the time of redemption.

The determination of the amount of gain or loss is discussed more fully below.

         If we do not elect to acquire your common units tendered for redemption and Summit Properties Partnership, L.P. redeems your common units for cash that we contribute to effect the redemption, the redemption likely would be treated for tax purposes as a sale of your common units in a fully taxable transaction, although the matter is not free from doubt. In that event, you would be treated as realizing an amount equal to the sum of:

         -        the cash received in the exchange; plus

         - the amount of any liabilities of Summit Properties Partnership, L.P. allocable to the redeemed common units at the time of redemption.

The determination of the amount and character of gain or loss in the event of such a sale is discussed more fully below.

         If we do not elect to purchase common units you tender for redemption and Summit Properties Partnership, L.P. redeems your common units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described in the previous paragraph, although not free from doubt. If Summit Properties Partnership, L.P. redeems less than all of your common units, however, you would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the amount of any liabilities of Summit Properties Partnership, L.P. allocable to the redeemed common units, exceeded your adjusted basis in all of your common units immediately before the redemption.

         If we contribute cash to Summit Properties Partnership, L.P. to effect a redemption, and in the unlikely event that the redemption transaction is treated as the redemption of your common units by Summit Properties Partnership, L.P. rather than a sale of your common units to us, the income tax consequences to you would be as described in the preceding paragraph.

         Tax treatment of disposition of common units by a unitholder generally. If you dispose of a common unit in a manner that is treated as a sale of the common unit, or you otherwise dispose of a common unit, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount considered realized for tax purposes and the tax basis in the common unit. Upon the sale of a common unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property received, plus the amount of any liabilities of Summit Properties Partnership, L.P. allocable to the common units sold. To the extent that the amount of cash or property received plus the allocable share of any liabilities of Summit Properties Partnership, L.P. exceeds your basis for the common units disposed of, you will recognize gain. It is possible that the gain you recognize upon a disposition of common units, and perhaps even the tax liability resulting from that gain, could exceed the amount of cash and/or the value of any other property you receive upon such disposition. Therefore, you should carefully consider the tax consequences of presenting your common units for redemption and should consult with professional advisors, such as an accountant or a lawyer, before doing so.

         Except as described below, any gain you recognize upon a sale or other disposition of your common units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of a common unit attributable to your share of "unrealized receivables" of Summit Properties Partnership, L.P. exceeds the basis attributed to those assets, such excess will be treated as ordinary income. "Unrealized receivables" is defined in Section 751 of the Internal Revenue Code. Unrealized receivables include, to the extent not previously included in Summit Properties Partnership, L.P.'s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if Summit Properties Partnership, L.P. had sold its assets at their fair market value at the time of the transfer of a common unit.

         Basis of common units. In general, a unitholder who acquired its common units by contribution of property and/or money to Summit Properties Partnership, L.P. had an initial tax basis in its common units equal to the sum of:

         - the amount of money contributed or deemed contributed as described below; plus

         - its adjusted tax basis in any other property contributed in exchange for the common units; less

         - the amount of any money distributed or deemed distributed, as described below in connection with the acquisition of the common units.

The initial basis of common units acquired by other means would have been determined under the general rules of the Internal Revenue Code, including the partnership provisions, governing the determination of tax basis. Other rules, including the "disguised sale" rules discussed below, also may affect initial basis, and a holder of common units is urged to consult its own tax advisors regarding its initial basis.

         A unitholder's basis in its common units generally is increased by:

         - the unitholder's share of Summit Properties Partnership, L.P.'s taxable and tax-exempt income; and

         - increases in the unitholder's allocable share of liabilities of Summit Properties Partnership, L.P., including any increase in its share of liabilities occurring in connection with the acquisition of its common units.

         Generally, a unitholder's basis in its common units is decreased, but not below zero, by:

         - the unitholder's share of Summit Properties Partnership, L.P.'s distributions;

         - decreases in the unitholder's allocable share of liabilities of Summit Properties Partnership, L.P., including any decrease in its share of liabilities of Summit Properties Partnership, L.P. occurring in connection with the acquisition of its common units;

         - the unitholder's share of losses of Summit Properties Partnership, L.P.; and

         - the unitholder's share of nondeductible expenditures of Summit Properties Partnership, L.P. that are not chargeable to its capital account.

         Potential application of the disguised sale regulations to a redemption of common units. There is a risk that a redemption by Summit Properties Partnership, L.P. of common units issued in exchange for a contribution of property to Summit Properties Partnership, L.P. may cause the original transfer of property to Summit Properties Partnership, L.P. in exchange for common units to be treated as a "disguised sale" of property. Section 707 of the Internal Revenue Code and the Treasury Regulations thereunder, which we refer to collectively as the "Disguised Sale Regulations," generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, which may include the assumption of or taking subject to a liability, from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

         Accordingly, if a common unit is redeemed by Summit Properties Partnership, L.P. from a holder of common units that were issued in exchange for the contribution of property to Summit Properties Partnership, L.P., the Internal Revenue Service could contend that the Disguised Sale Regulations apply because the unitholder will thus receive cash subsequent to a previous contribution of property to Summit Properties Partnership, L.P. In that event, the Internal Revenue Service could contend that the contribution was taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Internal Revenue Code, subject to limitations. In addition, in that event, the Disguised Sale Regulations might apply to cause a portion of the proceeds received by a redeeming unitholder to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Internal Revenue Code. A holder of common units is advised to consult its own tax advisors to determine whether redemption of its common units could be subject to the Disguised Sale Regulations.

COMPARISON OF OWNERSHIP OF COMMON UNITS AND COMMON STOCK

         Generally, except for differing tax treatment, the nature of any investment in our common stock is substantially equivalent economically to an investment in common units in Summit Properties Partnership, L.P. A holder of a share of Summit Properties Inc. common stock receives a dividend from Summit Properties Inc. equal in amount to the distribution that a holder of a common unit receives from Summit Properties Partnership, L.P., and stockholders and holders of common units generally share in the risks and rewards of ownership in the enterprise we are conducting. However, there are some differences between ownership of common units and ownership of common stock, some of which may be material to investors.

         The information below highlights a number of significant differences between Summit Properties Partnership, L.P. and Summit Properties Inc. relating to, among other things, form of organization and investor rights. These comparisons are intended to assist you in understanding how your investment will change if your common units are acquired for common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters. You should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about us.


    SUMMIT PROPERTIES PARTNERSHIP, L.P.             SUMMIT PROPERTIES INC.

                      Form of organization and assets owned

Summit Properties Partnership, L.P. is organized as a      Summit Properties Inc. is a Maryland corporation.
Delaware limited partnership.  Summit Properties Inc.      We elected to be taxed as a real estate investment trust
is the sole general partner of and conducts all of its     under the Internal Revenue Code commencing with
principal operations through Summit Properties             our taxable year ended December 31, 1994, and
Partnership, L.P.                                          intend to maintain our qualification as a real estate
                                                           investment trust. We maintain both a limited partner
                                                           interest and a general partner interest in Summit
                                                           Properties Partnership, L.P. which gives us an
                                                           indirect investment in the properties and other assets
                                                           owned by Summit Properties Partnership, L.P. As
                                                           of December 17, 1999, we had a 85.6% economic interest
                                                           in Summit Properties Partnership, L.P. Our interest in
                                                           Summit Properties Partnership, L.P. will increase as
                                                           common units are redeemed for cash or acquired by us
                                                           and as we issue additional capital stock and contribute
                                                           the net proceeds from the issuance to Summit Properties
                                                           Partnership, L.P. in exchange for additional units. Our
                                                           interest in Summit Properties Partnership, L.P. will
                                                           decrease as it issues additional units in exchange for
                                                           contributed property.


      SUMMIT PROPERTIES PARTNERSHIP, L.P.                                   SUMMIT PROPERTIES INC.

                                                Length of investment

Summit Properties Partnership, L.P. has a stated              Summit Properties Inc. has a perpetual term and
termination date of December 31, 2093, or until               intends to continue its operations for an indefinite time
sooner dissolved upon:                                        period.  Under Maryland law, our Board of Directors
                                                              must obtain approval of holders of not less than 66
-       withdrawal of Summit Properties Inc. as               2/3% of all outstanding shares of capital stock to
        general partner, unless a majority in interest of     dissolve Summit Properties Inc.
        the remaining partners elect to continue
        Summit Properties Partnership, L.P.;

-       an election to dissolve Summit Properties
        Partnership, L.P. made on or before December
        31, 2053 by Summit Properties Inc. with the consent of the limited partners, including
        Summit Properties Inc., holding 85% of the outstanding common units;

-       an election to dissolve Summit Properties
        Partnership, L.P. made on or after January 1, 2054 by Summit Properties Inc. in its sole discretion, subject to restrictions in the event of a change in control of Summit Properties Inc.;

-       entry of a decree of judicial dissolution;

- the sale of all or substantially all of the assets of Summit Properties Partnership, L.P.; or

-       a final and non-appealable judgment ruling
        Summit Properties Inc. bankrupt or insolvent, unless the remaining partners elect to continue
        Summit Properties Partnership, L.P. prior to entry of the judgment.

                                        Purpose and permitted investments

The purpose of Summit Properties Partnership, L.P.            Under its articles of incorporation, Summit Properties
includes the conduct of any business that may be              Inc. may engage in any lawful activity permitted
lawfully conducted by a limited partnership formed            under Maryland law. However, under the partnership
under Delaware law, except that the partnership               agreement of Summit Properties Partnership, L.P.,
agreement of Summit Properties Partnership, L.P.              Summit Properties Inc., as general partner, may not
requires that the business of Summit Properties               conduct any business other than the business of
Partnership, L.P. be conducted in a manner that will          Summit Properties Partnership, L.P.
permit Summit Properties Inc. to continue to be
classified as a real estate investment trust for federal
income tax purposes.  Summit Properties Partnership,
L.P. may, subject to the foregoing limitation, invest
or enter into partnerships, joint ventures or similar
arrangements and may own interests in other entities.


      SUMMIT PROPERTIES PARTNERSHIP, L.P.                                   SUMMIT PROPERTIES INC.

                                                 Additional equity

Summit Properties Partnership, L.P. is authorized to          The board of directors of Summit Properties Inc., in
issue preferred and common units and other                    its discretion, may issue additional equity securities
partnership interests to its partners or to other persons     consisting of common stock or preferred stock.  The
for such consideration and on such terms and                  total number of shares issued, however, may not
conditions as Summit Properties Inc., as general              exceed the authorized number of shares of capital
partner, may deem appropriate.  However, Summit               stock set forth in our articles of incorporation.  As
Properties Partnership, L.P. may not issue any                long as Summit Properties Partnership, L.P. is in
partnership interests which rank on par with or senior        existence, the net proceeds of all equity capital raised
to the Series B or Series C preferred units without the       by us will be contributed to Summit Properties
approval of the holders of at least two-thirds of each        Partnership, L.P. in exchange for common units or
such class outstanding at that time.                          other interests in Summit Properties Partnership, L.P.

In addition, Summit Properties Inc. may cause Summit
Properties Partnership, L.P. to issue to it additional partnership interests in different series or classes which may be senior to the common units, as long as the issuance is in conjunction with the issuance by Summit
Properties Inc. of securities having substantially similar rights and in which the proceeds of the offering are contributed to Summit Properties Partnership, L.P.

                                              Borrowing policies

Summit Properties Partnership, L.P. has no                    Our organizational documents do not limit the amount
restrictions on borrowing, and Summit Properties              of indebtedness that we may incur.  Although we
Inc., as general partner, has full power and authority        attempt to maintain a balance between our total
to cause Summit Properties Partnership, L.P. to               indebtedness and the gross book value of our real
borrow money.                                                 estate and other tangibles assets, as adjusted, this
                                                              balance could be altered at any time.


                                         Other investment restrictions

Other than restrictions precluding investments by             Neither our articles of incorporation nor our bylaws
Summit Properties Partnership, L.P. that would                impose any restrictions upon the types of investments
adversely affect the qualification of Summit Properties       that we can make.
Inc. as a real estate investment trust, there are no
restrictions upon Summit Properties Partnership,
L.P.'s authority to enter into transactions, including
making investments, lending its funds, or reinvesting
its cash flow and net sale or refinancing proceeds.


      SUMMIT PROPERTIES PARTNERSHIP, L.P.                                   SUMMIT PROPERTIES INC.

                                                Management control

All management powers over the business and affairs           Our board of directors has exclusive control over our
of Summit Properties Partnership, L.P. are vested in          business and affairs, subject only to those restrictions
Summit Properties Inc. as general partner and no              set forth in our articles of incorporation and bylaws or
limited partner of Summit Properties Partnership,             provided by Maryland law.  The policies adopted by
L.P. has any right to participate in or exercise control      our board of directors may be altered or eliminated
or management power over the ordinary business and            without the advice of the stockholders.  Accordingly,
affairs of Summit Properties Partnership, L.P.  We            except for their vote in the elections of directors,
may not be removed as general partner of Summit               stockholders have no control over our ordinary
Properties Partnership, L.P. by the limited partners          business policies.
with or without cause.

                                      Management liability and indemnification

The partnership agreement of Summit Properties                Our articles of incorporation eliminate, to the fullest
Partnership, L.P. generally provides that Summit              extent permitted under Maryland law, the personal
Properties Inc., as general partner, will incur no            liability of a director for monetary damages for
liability to Summit Properties Partnership, L.P. or any       breaches of that director's duty of care or other duties
limited partner for losses sustained or liabilities           as a director.  The effect of this provision is generally
incurred as a result of errors in judgment or of any act      to eliminate the rights of Summit Properties Inc. and
or omission if Summit Properties Inc. acted in good           its stockholders, through stockholders' derivative suits
faith.  In addition, Summit Properties Inc., as general       on Summit Properties Inc.'s  behalf, to recover
partner, is not responsible for any misconduct or             monetary damages against a director for breach of the
negligence on the part of its agents provided that we         fiduciary duty of care as a director.  This provision
appointed our agents in good faith.  We may consult           does not limit or eliminate our rights or any of those
with legal counsel, accountants, appraisers,                  of our stockholders to seek non-monetary relief, such
management consultants, investment bankers and                as an injunction or rescission, in the event of a breach
other consultants and advisors.  Any action we take or        of a director's duty of care.
omit to take in reliance upon the opinion of such persons,
as to matters which we reasonably believe to be within
their professional or expert competence, shall be
conclusively presumed to have been done or omitted in
good faith and in accordance with such opinion.

The partnership agreement of Summit Properties
Partnership, L.P. also provides for the indemnification of Summit Properties Inc., as general partner, of its directors and officers, and of such other persons as Summit Properties Inc. may from time to time designate, against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such person may be involved that relate to the operations of Summit Properties
Partnership, L.P.


      SUMMIT PROPERTIES PARTNERSHIP, L.P.                                   SUMMIT PROPERTIES INC.

                                              Anti-takeover provisions

Except in limited circumstances, Summit Properties             Our articles of incorporation and bylaws and
Inc., as general partner, has exclusive management             Maryland law contain a number of provisions that
power over the business and affairs of Summit                  may have the effect of delaying or discouraging an
Properties Partnership, L.P. We may not be removed             unsolicited proposal for the acquisition of us or the
as general partner of Summit Properties Partnership,           removal of our management. In addition, we have
L.P. by the limited partners with or without cause.            adopted a shareholder rights plan which provides our
                                                               board of directors with significant discretion to approve
                                                               of a person's efforts to acquire a large interest in us.

                                                   Voting rights

Under the partnership agreement of Summit                      Our stockholders have the right to vote, among other
Properties Partnership, L.P., the limited partners do          things, in the election of each class of directors and on
not have voting rights relating to the operation and           a merger or sale of substantially all of our assets,
management of Summit Properties Partnership, L.P.              specific amendments to our articles of incorporation
except in connection with matters, as described more           and the dissolution of our company.  Summit
fully in this prospectus, involving specific                   Properties Inc. is managed and controlled by a board
amendments to the partnership agreement, dissolution           of directors consisting of three classes having
of Summit Properties Partnership, L.P. and the sale            staggered terms of office.  Each class is elected by the
or exchange of all or substantially all of Summit              stockholders at annual meetings.  Each share of
Properties Partnership, L.P.'s assets, including               common stock has one vote.  Our articles of
mergers or other combinations.                                 incorporation permit our board of directors to classify
                                                               and issue preferred stock in one or more series having voting powers which may differ from that of our common stock.


      SUMMIT PROPERTIES PARTNERSHIP, L.P.                                   SUMMIT PROPERTIES INC.

                           Amendment of partnership agreement or articles of incorporation

Amendments to the partnership agreement of Summit              Amendments to our articles of incorporation must be
Properties Partnership, L.P. may be proposed by                approved by our board of directors and generally by
Summit Properties Inc., as general partner, or by              the vote of a majority of the votes entitled to be cast at
limited partners holding 20% or more of the common             a meeting of stockholders.  However, some of the
units.  Amendments generally require approval of               provisions of our articles of incorporation may not be
limited partners, including Summit Properties Inc.,            amended, altered, changed or repealed without the
holding a majority of the outstanding common units.            affirmative vote of the holders of at least 66 2/3% of
Among the amendments that require our approval, as             the voting power of all of the shares of capital stock
general partner, and by each holder of common units            then entitled to vote, voting as a single class.
that would be adversely affected by the amendment
are:

- the conversion of a limited partner's interest into a general partner's interest;

- the modification of the limited liability of any holder of common units;

- the alteration of the interest of any holder of common units in profits, losses or distributions;

- the alteration or modification of the redemption right described in this prospectus; and

-    the termination of Summit Properties
     Partnership, L.P. at a time inconsistent with the terms of its partnership agreement.

The affirmative vote of limited partners holding at least two-thirds of each of the Series B and Series C preferred units outstanding at the time is required for amendments to the partnership agreement of Summit
Properties Partnership, L.P. that would materially and adversely affect the powers, special rights, preferences, privileges or voting powers of these respective unitholders.


      SUMMIT PROPERTIES PARTNERSHIP, L.P.                                   SUMMIT PROPERTIES INC.

                                       Vote required to sell assets or merge

Under the partnership agreement of Summit                      Under Maryland law and our articles of incorporation,
Properties Partnership L.P., Summit Properties                 the sale of all or substantially all of our assets or any
Partnership, L.P. may not sell, exchange, transfer or          merger or consolidation of Summit Properties Inc.
otherwise dispose of all or substantially all of its           requires the approval of our board of directors and
assets, including by way of merger or other                    holders of a majority of our outstanding common
combination, without the consent of unitholders,               stock.  No approval of the stockholders is required for
including Summit Properties Inc., holding 85% or               the sale of less than all or substantially all of our
more of the common units.                                      assets.  Under the partnership agreement of Summit
                                                               Properties Partnership, L.P., we may not merge,
Without the affirmative vote of limited partners               consolidate or engage in any combination with another
holding at least two-thirds of each of the Series B and        person or sell all or substantially all of our assets
Series C preferred units outstanding at the time,              unless the transaction includes the merger of Summit
Summit Properties Partnership, L.P. may not                    Properties Partnership, L.P.  As described in this
consolidate, merge into or with, convey, transfer or           prospectus, a merger of Summit Properties
lease its assets substantially as an entity in a               Partnership, L.P. requires the approval of holders of
transaction that would materially and adversely affect         common units and may require the approval of holders
the powers, special rights, preferences, privileges or         of preferred units.  These approval requirements may
voting powers of these respective unitholders.                 limit the possibility for an acquisition or change in
                                                               control of Summit Properties Inc.


                                        Compensation, fees and distributions

Summit Properties Inc. does not receive any                    Our directors and officers receive compensation for
compensation for its services as general partner of            their services.
Summit Properties Partnership, L.P.  As a holder of
common units in Summit Properties Partnership,
L.P., however, we have a right to allocations and
distributions from Summit Properties Partnership,
L.P. in respect of the common units we hold.  In
addition, Summit Properties Partnership, L.P. will
reimburse Summit Properties Inc., as general partner,
for all expenses incurred relating to our ongoing
operation.


                                               Liability of investor

Under the partnership agreement of Summit                      Under Maryland law, stockholders generally are not
Properties Partnership, L.P. and applicable Delaware           personally liable for the debts or obligations of
law, the liability of the limited partners for Summit          Summit Properties Inc.
Properties Partnership, L.P.'s debts and obligations is
generally limited to the amount of their investment in
Summit Properties Partnership, L.P.


      SUMMIT PROPERTIES PARTNERSHIP, L.P.                                   SUMMIT PROPERTIES INC.

                                                Nature of investment

The common units constitute equity interests entitling         Our common stock constitutes equity interests in our
each holder of common units to its pro rata share of           company.  Summit Properties Inc. is entitled to
cash distributions made to holders of common units in          receive its pro rata share of distributions made by
Summit Properties Partnership, L.P., which may be              Summit Properties Partnership, L.P. with respect to
made in the sole discretion of Summit Properties Inc.          its interest in Summit Properties Partnership, L.P.,
as general partner.                                            and each stockholder will be entitled to its pro rata
                                                               share of any dividends paid with respect to its shares
                                                               of common stock. The dividends payable to the
                                                               stockholders are not fixed in amount and are only paid
                                                               if, when and as declared by our board of directors. To
                                                               qualify as a real estate investment trust, we must
                                                               distribute at least 95% of our taxable income, excluding
                                                               net capital gains. Any taxable income, including net
                                                               capital gains, not distributed by us will be subject to
                                                               corporate income tax.


                                              Potential dilution of rights

Summit Properties Inc., as general partner, is                 Our board of directors may issue, in its discretion,
authorized to cause Summit Properties Partnership,             additional shares of common stock or other equity
L.P. to issue additional preferred and common units            securities with such powers, preferences and rights as
and other equity securities for any partnership purpose        our board of directors may designate at the time. The
at any time to the limited partners or to other persons        issuance of additional common stock or other equity
on terms established by Summit Properties Inc.                 securities may result in the dilution of interests of our
Subject to the approval rights of the holders of the           existing stockholders.
outstanding preferred units, Summit Properties Inc.
may issue these additional securities in its sole
discretion and without limited partner approval.


                                                       Liquidity

Subject to limited exceptions, or as otherwise set forth       The shares of common stock offered by this
in the partnership agreement of Summit Properties              prospectus upon the redemption of common units will
Partnership, L.P., a limited partner may transfer all          be freely transferable as registered securities under
or any portion of its common units without the consent         the Securities Act of 1933.  Our common stock is
of Summit Properties Inc.  However, Summit                     listed on the New York Stock Exchange.  The breadth
Properties Inc. in its sole and absolute discretion, may       and strength of this market will depend upon, among
or may not consent to the admission as a limited               other things, the number of shares outstanding, our
partner of any transferee of such common units.  If            financial results and prospects, the general interest in
we do not consent to the admission of a transferee, the        real estate investments, and our dividend yield
transferee shall be considered an assignee of an               compared to that of other debt and equity securities.
economic interest in Summit Properties Partnership,
L.P. but will not be a holder of common units for any
other purpose. The assignee, therefore, will not
be permitted to vote on any affairs or issues on which a
holder of common units may vote.

                     FEDERAL INCOME TAX CONSIDERATIONS AND
                         CONSEQUENCES OF YOUR INVESTMENT

         The following is a general summary of the material federal income tax considerations and consequences associated with an investment in our common stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary and any other summary in this prospectus is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

         WE URGE YOU, AS A PROSPECTIVE INVESTOR, TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO YOU OF THE PURCHASE, HOLDING AND SALE OF OUR COMMON STOCK.

FEDERAL INCOME TAXATION

         We believe that we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results.

         If we have met and continue to meet the requirements for taxation as a real estate investment trust, including the requirement that we distribute to our stockholders at least 95% of our real estate investment trust taxable income, excluding net capital gains, for a taxable year, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation of investment earnings that C corporations would be required to pay. When we use the term "double taxation," we refer to taxation of corporate income at two levels, taxation at the corporate level when the corporation must pay tax on the income it has earned and taxation again at the stockholder level when the stockholder pays taxes on the distributions it receives from the corporation's income in the way of dividends. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

RECENTLY ENACTED LEGISLATION

         Recently enacted tax legislation alters the requirements for qualification as a real estate investment trust. Among others, the newly passed legislation generally liberalizes, from the perspective of our historic operations, the asset diversification requirements applicable to real estate investment trusts. Effective for tax years beginning after December 31, 2000, a real estate investment trust may own the securities of a "taxable REIT subsidiary" without limitation on the real estate investment trust's voting control over the subsidiary, provided that not more than 20% of the value of the real estate investment trust's total assets is represented by securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary of ours would include a corporation in which we directly or indirectly own stock and which has elected to be treated as our taxable REIT subsidiary. The definition of taxable REIT subsidiary in the Internal Revenue Code limits the ability of corporations whose activities relate to lodging or health care to be taxable REIT subsidiaries.

         Under current law, a real estate investment trust must distribute at least 95% of its real estate investment trust taxable income, excluding net capital gains, to its stockholders. Effective for tax years beginning after December 31, 2000, the recently enacted tax legislation reduces the percent of real estate investment trust taxable income that must be distributed to 90%, exclusive of net capital gains. Consequently, beginning with our 2001 tax year, we will have the potential to retain a greater proportion of our real estate investment trust taxable income than currently.

FAILURE TO QUALIFY

         If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF UNITED STATES STOCKHOLDERS AND POTENTIAL TAX CONSEQUENCES OF THEIR INVESTMENT IN OUR COMMON STOCK

         When we refer to a United States stockholder, we mean a holder of common stock that is for federal income tax purposes

         -        an individual who is a citizen or resident of the United
                  States,

         - a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or

         - a partnership, trust or estate treated as a domestic partnership, trust or estate.

         For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

         Distributions generally. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any outstanding preferred stock and then to our common stock. Such dividends will be taxable to the holders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder's tax basis in the shares, and the distribution in excess of a United States stockholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by our company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

         Capital gain dividends. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held his common stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

         Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on such gains, and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid its share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder's real estate investment trust shares will be increased by its proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such stockholder's long-term capital gains.

         Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from our company and gain from the disposition of the common stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against such income. Dividends from our company, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of the common stock or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

         Sale of the common stock. Upon the sale or exchange of the common stock, the holder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of such shares of common stock. Assuming such shares are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a holder on the sale of common stock held for not more than six months and with respect to which capital gains were required to be included in such holder's income will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

         Treatment of tax-exempt stockholders. Distributions, including deemed distributions of undistributed long-term capital gains, from our company to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry its common stock. However, qualified trusts that hold more than 10% by value of the shares of particular real estate investment trusts may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

BACKUP WITHHOLDING

         Under the backup withholding rules, a United States stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid on, and gross proceeds from the sale of, the common stock unless such holder (a) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder who does not provide us with his current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

         We will report to stockholders and the Internal Revenue Service the amount of any reportable payments, including any dividends paid, and any amount withheld with respect to the common stock during the calendar year.

STATE AND LOCAL TAX

         Summit Properties Inc. and its stockholders may be subject to state and local tax in various states and localities, including those in which it or they transact business, own property or reside. The tax treatment of our company and our stockholders in such jurisdictions may differ from the federal income tax treatment described above. CONSEQUENTLY, AS A PROSPECTIVE INVESTOR, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN OUR COMMON STOCK.

                REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

         The following is a summary of the material terms and provisions of the registration rights and lock-up agreement which we entered into in connection with our acquisition of a portfolio of apartment communities located in Texas. It may not contain all of the information that is important to you. You can access complete information by referring to the registration rights and lock-up agreement which was filed as an exhibit to the registration statement of which this prospectus is a part.

         We are filing this registration statement under the terms of the registration rights and lock-up agreement. Under the registration rights and lock-up agreement, we must use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission, and we must keep the registration statement continuously effective until the earlier of:

         (1) twelve months after the registration statement is declared effective; or

         (2) the date on which the selling stockholders no longer hold any shares of common stock covered by this prospectus.

         The registration rights and lock-up agreement allows us to suspend the selling stockholders' use of this prospectus in some circumstances. Any shares of common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights and lock-up agreement. We have agreed to bear the expenses of registering the sale of the shares of common stock by the selling stockholders.

         Under the registration rights and lock-up agreement, we have agreed to indemnify the following persons against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws in connection with the registration statement or this prospectus, subject to limitations specified in the registration rights and lock-up agreement:

         (1)      the selling stockholders;

         (2) the officers, directors, employees, agents, representatives and affiliates of the selling stockholders;

         (3) any underwriter of an offering registered on a registration statement; and

         (4) any entity or person who controls a selling stockholder or underwriter.

         In addition, the selling stockholders have agreed to indemnify us, our officers, directors, employees, agents, representatives and affiliates, and any person who controls our company against all losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws which result from:

         - information furnished to us by the selling stockholders for use in the registration statement or this prospectus; or

         - any selling stockholder's failure to deliver or cause to be delivered the most current prospectus furnished by us to such stockholder to any purchaser of the shares covered by this prospectus.

                            THE SELLING STOCKHOLDERS

         The following table sets forth the numbers of shares of common stock and common units beneficially owned by the selling stockholders as of December 3, 1999, the number of shares of common stock covered by this prospectus and the total number of shares of common stock and common units which the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders offer for sale all of the shares of common stock issued by Summit Properties Inc. in connection with our acquisition of a portfolio of apartment communities located in Texas.

         The shares of common stock offered by this prospectus will be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of December 3, 1999 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock or common units from time to time after the date of this prospectus.


                               COMMON STOCK                                COMMON UNITS           COMMON STOCK
                               BENEFICIALLY                                BENEFICIALLY         AND COMMON UNITS
                               OWNED AS OF          COMMON STOCK            OWNED AS OF           TO BE OWNED
       NAME                 DECEMBER 3, 1999(1)    OFFERED HEREBY        DECEMBER 3, 1999(2)    AFTER OFFERING(3)
       ----                 -------------------    --------------        -------------------    -----------------

Mary Frances Clauder              135,784              135,784                    0                     0

Sharon Williams Frisbie           135,784              135,784                    0                     0

John B. Grote                     113,153              113,153                    0                     0

Kerry W. Grote                    113,153              113,153                    0                     0

M. Dyer Grote                     113,153              113,153                    0                     0

Thomas D. Grote, Jr.              169,730(4)            84,865                    0                     0

Timothy J. Grote                   84,865               84,865                    0                     0

Mary G. Hobson                    169,730(4)            84,865                    0                     0

Carol A. Jodar                    135,784              135,784                    0                     0

Patricia W. Niehoff               678,919              678,919                    0                     0

Lisa Grote Ostevoll
Revocable Trust                    84,865               84,865                    0                     0

Thomas L. Williams                135,784              135,784               18,199(5)             18,199(5)

William J. Williams, Jr.          135,784              135,784               18,199(5)             18,199(5)
                                ---------            ---------               ------                ------

TOTAL                           2,036,758(6)         2,036,758               18,199(6)             18,199(6)
                                =========            =========               ======                ======

----------

(1) Does not include shares of common stock that may be issued in exchange for common units beneficially owned as of December 3, 1999.

(2) All common units listed in this column may be exchanged, under circumstances set forth in the partnership agreement of Summit Properties Partnership, L.P., for an equal number of shares of common stock. All information is as of December 3, 1999.

(3) Assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus. In the case of each selling stockholder, the percentage of our shares of common stock that will be held by such selling stockholder (assuming all common units held by such person are presented for redemption and are exchanged for shares of common stock) after completion of this offering will be less than one percent (1%). The total number of shares of common stock outstanding used in calculating such percentage (a) is based on the total number of shares of common stock outstanding as of December 17, 1999 (26,414,446 shares) and (b) assumes that none of the common units held by other persons will be exchanged for shares of common stock.

(4) Includes 84,865 shares of common stock of Summit Properties Inc. held by the Lisa Grote Ostevoll Revocable Trust with respect to which the selling stockholder is a trustee.

(5) Includes 18,199 common units of limited partnership interest in Summit Properties Partnership, L.P. owned by KW Partnership. The selling stockholder is a general partner of, and holds an equity interest in, KW Partnership.

(6) Shares of common stock or common units, as the case may be, which are deemed to be beneficially owned by more than one person are counted only once in determining the total.

                     NO PROCEEDS TO SUMMIT PROPERTIES INC.

         We will not receive any of the proceeds of the sale of the shares of common stock offered by this prospectus, although we will acquire common units in Summit Properties Partnership, L.P. in exchange for any shares of common stock that we may issue. We are paying the fees and expenses associated with registering the shares of common stock.


                              PLAN OF DISTRIBUTION

         This prospectus relates to the possible issuance by us of up to an aggregate of 178,045 shares of our common stock if, and to the extent that, the holders of 178,045 common units issued upon the acquisition of a portfolio of apartment communities by Summit Properties Partnership, L.P. tender these common units for redemption and we elect to acquire the tendered common units for shares of our common stock. We have registered the offer and issuance of the shares of common stock covered by this prospectus under the terms of a registration rights and lock-up agreement with the unitholders. The registration of these shares, however, does not necessarily mean that all or any portion of the common units will be presented for redemption or that we will issue all or any portion of the shares. We are paying the fees and expenses associated with registering such shares of common stock offered by this prospectus.

         This prospectus also relates to the sale from time to time of up to an aggregate of 2,036,758 shares of common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest. We issued these shares of common stock to the selling stockholders in connection with our acquisition of the same portfolio of apartment communities. We are registering the sale of the shares to fulfill our contractual obligations under the registration rights and lock-up agreement. Registration of the sale of these shares of common stock, however, does not necessarily mean that all or any portion of the shares will be offered for sale by the selling stockholders.

         The distribution of the shares of common stock by the selling stockholders may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters under the Securities Act of 1933, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. At any time a particular offer of shares of common stock is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

         -        identify any underwriter, dealer or agent;

         - describe any compensation in the form of discounts, concessions or commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

         -        identify the amounts underwritten;

         - identify the nature of the underwriter's obligation to take the shares of common stock; and

         -        provide any other required information.

         The sale of shares of common stock by the selling stockholders may also be effected by selling shares of common stock directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the shares of common stock as principal, and may be made pursuant to any of the methods described below. Such sales may be made on the New York Stock Exchange or other exchanges on which the shares of common stock are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market prices or at prices otherwise negotiated.

         Shares of common stock may also be sold by the selling stockholders in one or more of the following transactions:

         - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         - purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

         - a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules;

         - ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

         - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

         - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

         In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares of common stock which is not expected to exceed that customary in the types of transactions involved.

         To comply with applicable state securities laws, the shares of common stock will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of common stock may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses relating to the offering and sale of the shares of common stock will be paid by us, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders. Under the registration rights and lockup agreement, we have agreed to indemnify the selling stockholders and other persons against specified losses, claims, damages, actions, liabilities, costs and expenses arising under the securities laws. See "Registration Rights of the Selling Stockholders" on page 37.

                                 LEGAL MATTERS

         Particular legal matters, including the validity of the shares of common stock offered by this prospectus, will be passed upon for us by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                    EXPERTS

         The financial statements incorporated by reference in this prospectus from Summit Properties Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this prospectus by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===============================================================================

    You should rely on the information incorporated by reference or contained in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer to sell the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                               -----------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                      ----

Prospectus Summary.................................     2

Risk Factors.......................................     4

About This Prospectus and
  Where You May Find More Information..............    11

Forward-Looking Statements.........................    12

Our Company........................................    14

Description of Common Stock........................    15

Limits on Ownership of Capital Stock...............    18

Shareholder Rights Plan............................    20

Important Provisions of Maryland Law...............    21

Description of Common Units and
  Redemption of Common Units.......................    23

Federal Income Tax Considerations and
  Consequences of Your Investment..................    34

Registration Rights of the
  Selling Stockholders.............................    37

The Selling Stockholders...........................    38

No Proceeds to Summit Properties Inc...............    40

Plan of Distribution...............................    40

Legal Matters......................................    42

Experts............................................    42


                                2,214,803 SHARES



                             SUMMIT PROPERTIES INC.



                                  COMMON STOCK




                                   ----------
                                   PROSPECTUS
                                   ----------




                               DECEMBER 30, 1999




===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated fees and expenses payable in connection with the issuance and distribution of the securities registered hereby. All amounts except the registration fee are estimated.


Registration fee......................................................................         $10,269
Legal fees and expenses...............................................................          35,000
Accounting fees and expenses..........................................................           9,000
Printing and duplicating expenses.....................................................           5,000
Miscellaneous.........................................................................             731
                                                                                               ---------
Total   ..............................................................................         $60,000

         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Summit Properties Inc.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The articles of incorporation and bylaws of Summit Properties Inc. limit the liability of Summit Properties Inc.'s directors and officers. Summit Properties Inc.'s articles of incorporation and bylaws require Summit Properties Inc. to indemnify its directors, officers and, as authorized by the board of directors, certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits a corporation to indemnify its directors, officers and certain other parties for judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding, except if it is established that (i) the indemnified party actually received an improper personal benefit in money, property or services, (ii) the act or omission of the indemnified party was committed in bad faith or was the result of active and deliberate dishonesty and was material to the matter giving rise to the proceeding, or (iii) in the case of a criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. This provision does not limit the ability of Summit Properties Inc. or Summit Properties Inc.'s stockholders to obtain other relief, such as an injunction or rescission.

         Summit Properties Partnership, L.P.'s partnership agreement limits the liability of the general partner and its officers and directors for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the general partner acted in good faith. The agreement also requires Summit Properties Partnership, L.P. to indemnify the general partner and its directors and officers and certain other parties to the fullest extent permitted from time to time by Delaware law.

         Pursuant to the authority granted in Summit Properties Inc.'s articles of incorporation and bylaws and Summit Properties Partnership, L.P.'s partnership agreement, Summit Properties Inc. and Summit Properties Partnership, L.P. have entered into indemnification agreements with Summit Properties Inc.'s directors and executive officers. The indemnification agreements require, among other matters, that Summit Properties Inc. and Summit Properties Partnership, L.P. indemnify Summit Properties Inc.'s executive officers and directors to the fullest extent permitted by law and advance to such officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Summit Properties Inc. and Summit Properties Partnership, L.P. must also indemnify and pay certain expenses incurred by such officers and directors seeking to enforce their rights under the indemnification agreements and, to the extent that Summit Properties Inc. maintains directors' and officers' liability insurance, must cover such officers and directors under such insurance policy. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.

ITEM 16.          EXHIBITS.

      4.1         Amended and Restated Articles of Incorporation of Summit
                  Properties Inc. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Inc.'s Registration Statement on Form S-11,
                  Registration No. 33-90706).

      4.2         Bylaws of Summit Properties Inc. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Inc.'s Registration Statement
                  on Form S-11, Registration No. 33-90706).

      4.3 Shareholder Rights Agreement, dated as of December 14, 1998, between Summit Properties Inc. and First Union National Bank, as Rights Agent (incorporated herein by reference to Exhibit
                  4.1 to Summit Properties Inc.'s Registration Statement on Form
                  8-A, filed on December 16, 1998).

      4.4         Articles Supplementary to Amended and Restated Articles of
                  Incorporation of Summit Properties Inc. designating 8.95%
                  Series B Cumulative Redeemable Perpetual Preferred Stock
                  (incorporated herein by reference to Exhibit 3.1 to Summit
                  Properties Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 001-12792).

      4.5         Articles Supplementary to Amended and Restated Articles of
                  Incorporation of Summit Properties Inc. designating 8.75%
                  Series C Cumulative Redeemable Perpetual Preferred Stock
                  (incorporated herein by reference to Exhibit 99.1 to Summit
                  Properties Partnership, L.P.'s Current Report on Form 8-K filed on September 17, 1999, File No. 000-22411).

      4.6         Agreement of Limited Partnership of Summit Properties
                  Partnership, L.P., as amended (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Registration Statement on Form 10, dated April 21,
                  1997, File No. 000-22411).

      4.7         Tenth Amendment to Agreement of Limited Partnership of Summit
                  Properties Partnership, L.P. (incorporated herein by reference to Exhibit 10.1 to Summit Properties Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, File
                  No. 001-12792).

      4.8         Eleventh Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, File No. 000-22411).

      4.9         Twelfth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, File No. 000-22411).

      4.10        Thirteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Summit Properties Inc.'s Current Report on Form
                  8-K filed on November 13, 1998, File No. 001-12792).

      4.11        Fourteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 000-22411).

      4.12        Fifteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 000-22411).

      4.13        Sixteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.3 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 000-22411).

      4.14        Seventeenth Amendment, dated as of September 3, 1999, to
                  Agreement of Limited Partnership of Summit Properties
                  Partnership, L.P., designating 8.75% Series C Cumulative
                  Redeemable Perpetual Preferred Units (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Current Report on Form 8-K filed on September 17, 1999,
                  File No. 000-22411).

      *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

      *8.1        Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

     *23.1        Consent of Deloitte & Touche LLP, Independent Public Accountants.

      23.2        Consent of Goodwin, Procter & Hoar LLP (included as part of
                  Exhibits 5.1 and 8.1 hereto).

      24.1        Powers of Attorney (included on signature page of Registration
                  Statement).

     *99.1        Registration Rights and Lock-up Agreement, dated October 31, 1998, by and between Summit Properties Inc., Summit Properties Partnership,
                  L.P. and the holders named therein.

-----------------

*     Filed herewith


ITEM 17.          UNDERTAKINGS.

      (a)         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, the State of North Carolina, on this 30 day of December, 1999.

                                            SUMMIT PROPERTIES INC.


                                            By: /s/ William F. Paulsen
                                                ------------------------------
                                                William F. Paulsen
                                                Chief Executive Officer

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of William B. McGuire, Jr. and William F. Paulsen as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                           DATE

            /s/ William B. McGuire, Jr.              Chairman of the Board of Directors        December 30, 1999
   --------------------------------------------
               William B. McGuire, Jr.


               /s/ William F. Paulsen                Chief Executive Officer and               December 30, 1999
   --------------------------------------------      Director (Principal Executive Officer)
                 William F. Paulsen


               /s/ Steven R. LeBlanc                 President, Chief Operating Officer        December 30, 1999
   --------------------------------------------      and Director
                  Steven R. LeBlanc


               /s/ Michael L. Schwarz                Executive Vice President and              December 30, 1999
   --------------------------------------------      Chief Financial Officer (Principal
                 Michael L. Schwarz                  Financial Officer)


               /s/ James M. Allwin                   Director                                  December 30, 1999
   --------------------------------------------
                   James M. Allwin


                 /s/ Henry H. Fishkind               Director                                  December 30, 1999
   --------------------------------------------
                  Henry H. Fishkind


             /s/ James H. Hance, Jr.                 Director                                  December 30, 1999
   --------------------------------------------
                 James H. Hance, Jr.


                 /s/ Nelson Schwab III               Director                                  December 30, 1999
   --------------------------------------------
                  Nelson Schwab III

                                 EXHIBIT INDEX

      4.1         Amended and Restated Articles of Incorporation of Summit Properties
                  Inc. (incorporated herein by reference to Exhibit 3.1 to Summit
                  Properties Inc.'s Registration Statement on Form S-11, Registration
                  No. 33-90706).

      4.2         Bylaws of Summit Properties Inc. (incorporated herein by reference to  Exhibit 3.2 to Summit Properties Inc.'s Registration Statement on
                  Form S-11, Registration No. 33-90706).

      4.3 Shareholder Rights Agreement, dated as of December 14, 1998, between Summit Properties Inc. and First Union National Bank, as Rights Agent (incorporated herein by reference to Exhibit
                  4.1 to Summit Properties Inc.'s Registration Statement on Form
                  8-A, filed on December 16, 1998).

      4.4         Articles Supplementary to Amended and Restated Articles of
                  Incorporation of Summit Properties Inc. designating 8.95%
                  Series B Cumulative Redeemable Perpetual Preferred Stock
                  (incorporated herein by reference to Exhibit 3.1 to Summit
                  Properties Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 001-12792).

      4.5         Articles Supplementary to Amended and Restated Articles of
                  Incorporation of Summit Properties Inc. designating 8.75%
                  Series C Cumulative Redeemable Perpetual Preferred Stock
                  (incorporated herein by reference to Exhibit 99.1 to Summit
                  Properties Partnership, L.P.'s Current Report on Form 8-K filed on September 17, 1999, File No. 000-22411).

      4.6         Agreement of Limited Partnership of Summit Properties
                  Partnership, L.P., as amended (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Registration Statement on Form 10, dated April 21,
                  1997, File No. 000-22411).

      4.7         Tenth Amendment to Agreement of Limited Partnership of Summit
                  Properties Partnership, L.P. (incorporated herein by reference to Exhibit 10.1 to Summit Properties Inc.'s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, File
                  No. 001-12792).

      4.8         Eleventh Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998, File No. 000-22411).

      4.9         Twelfth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, File No. 000-22411).

      4.10        Thirteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Summit Properties Inc.'s Current Report on Form
                  8-K filed on November 13, 1998, File No. 001-12792).

      4.11        Fourteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 000-22411).

      4.12        Fifteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.2 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 000-22411).

      4.13        Sixteenth Amendment to Agreement of Limited Partnership of
                  Summit Properties Partnership, L.P. (incorporated herein by reference to Exhibit 3.3 to Summit Properties Partnership,
                  L.P.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, File No. 000-22411).


      4.14        Seventeenth Amendment, dated as of September 3, 1999, to
                  Agreement of Limited Partnership of Summit Properties
                  Partnership, L.P., designating 8.75% Series C Cumulative
                  Redeemable Perpetual Preferred Units (incorporated herein by reference to Exhibit 3.1 to Summit Properties Partnership,
                  L.P.'s Current Report on Form 8-K filed on September 17, 1999,
                  File No. 000-22411).

      *5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

      *8.1        Opinion of Goodwin, Procter & Hoar LLP as to certain tax matters.

     *23.1        Consent of Deloitte & Touche LLP, Independent Public Accountants.

      23.2        Consent of Goodwin, Procter & Hoar LLP (included as part of
                  Exhibits 5.1 and 8.1 hereto).

      24.1        Powers of Attorney (included on signature page of Registration
                  Statement).

     *99.1        Registration Rights and Lock-up Agreement, dated October 31, 1998, by and between Summit Properties Inc., Summit Properties Partnership,
                  L.P. and the holders named therein.

---------------

*     Filed herewith